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SUBSIDIARIES OF THE COMPANY                                         EXHIBIT 21.1


BWAY CORPORATION
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     Armstrong Containers, Inc.
     BWAY Manufacturing , Inc.
     Milton Can Company, Inc.
     Brockway Standard (Canada), Inc.
     BWAY Foreign Sales Corporation

The Company and its significant subsidiaries are Delaware corporations, except for BWAY Foreign Sales Corporation, which is incorporated in Barbados.